MADSEN & ASSOCIATES, CPA's INC.
Certified Public Accountants and Business Consultants

684 East Vine St #3
Salt Lake City, Utah 84106
Telephone 801 268-2632
Fax 801 262-3978

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street NW
Washington DC 20549

November 29, 2006

Dear Sirs

Re: Dismissal as Auditor of Americas Wind Energy Corporation

We have reviewed Item 4(a) (i , ii, iv) of the Company's report on From 8-K regarding our dismissal as auditor and are in agreement with the disclosures contained therein.

We have no basis on which to agree or disagree with the statements made in Item 4 (a) and (b).

Yours truly

s/Madsen & Associates CPA's Inc.